EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    (DOLLAR AMOUNTS IN THOUSANDS)



                                                                       Fiscal Year Ended
                                          JANUARY 30,     JANUARY 31,     FEBRUARY 1,     FEBRUARY 3,    JANUARY 28,
                                             1999            1998             1997           1996           1995

Consolidated pretax income                   $219,084         $410,035        $378,761       $269,653       $406,110
Fixed charges (less capitalized interest)     219,341          147,466         139,188        139,666        145,921

EARNINGS                                     $438,425         $557,501        $517,949       $409,319       $552,031

Interest                                     $196,680         $129,237        $120,599       $120,054       $124,282

Capitalized interest                            3,050            3,644           4,420          3,567          2,545

Interest factor in rent expense                22,661           18,229          18,589         19,612         21,639

FIXED CHARGES                                $222,391         $151,110        $143,608       $143,233       $148,466

Ratio of earnings to fixed charges               1.97             3.69            3.61           2.86           3.72

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